EXHIBIT 10.42


December 3, 2004

Dear Investor,

The purpose of this letter is to update you on SmartServ's recent activity and to request your support for SmartServ's acquisition of KPCCD, the New York
City-based distributor of international prepaid calling cards. The KPCCD acquisition is an important step for SmartServ and one that affects you directly as described in detail below.

In our September investor conference call I updated you on our significant progress towards launching SmartServ's UPHONIA(TM) brand mobile phone service. UPHONIA(TM) will tap into the $6 Billion prepaid wireless market by bundling the best in low cost prepaid minute plans with discounted international long distance and the latest in mobile content. We are making excellent progress towards this Q1 mobile phone service launch:

o We have signed an agreement with Sprint for our UPHONIA(TM) mobile phone service. We will offer prepaid mobile phone service and handsets to the U.S. market under the UPHONIA(TM) brand using the enhanced Sprint Nationwide PCS Network.

o Our UPHONIA(TM) mobile content superstore website is now live. The site leverages SmartServ's technology infrastructure and our nReach acquisition, allowing us to deliver mobile content to our UPHONIA(TM) customers and to attract customers of other carriers to our brand. The site will be expanded to sell and support our mobile phone service at launch.

o     We signed a letter of intent to acquire KPCCD, Inc.

o     We retained Jefferies & Co. as our new investment bankers.

o We signed a letter of intent to acquire the Telco Group. The completion of this transaction is expected to add over $300 million in annual revenue.

The KPCCD acquisition is an important part of realizing SmartServ's business model. KPCCD will add as much as $2 million in monthly revenue based on KPCCD's financial information. In addition, KPCCD's network of hundreds of east coast retail outlets will expand our UPHONIA(TM) distribution base. KPCCD's prepaid international calling card business will also help us realize a competitive advantage by bundling international calling under the UPHONIA(TM) brand umbrella.

As I communicated in my September conference call, the acquisition process requires that we complete an audit of KPCCD. This affects you directly because this audit must be included in the registration statement before your stock can be registered. We filed a registration statement with the SEC in May, 2004 and have exerted much time and effort to have this registration statement declared effective by the SEC. Since it will take some time to obtain audited financial statements of KPCCD your stock was not registered within the time period required by your Registration Rights Agreement. As a result we began to incur penalties that are payable to you and accordingly we request that you accept a one time settlement for these late filing penalties. To put this situation into perspective, your acceptance of this one time settlement will prevent a continued accumulation of the subject penalty that would become detrimental to the financial well being of SmartServ. This one time settlement is critical to the KPCCD acquisition. Without it SmartServ would have to consider the abandonment of this acquisition followed by an immediate penalty payoff. This type of action would risk this quite favorable transaction and would also impair SmartServ's credibility in the M&A marketplace for future growth transactions.

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Negotiations  towards the KPCCD  acquisition  continue and while there can be no assurance that we will complete the transaction, the settlement outlined below provides this one time settlement for late filing penalties (both currently and subsequently incurred) and provides the time needed to complete the KPCCD audit.

THE SETTLEMENT

The Company will provide you with warrants that have an exercise price of $2.50 and a two year term. The warrant that will be allocated to you based on your proportionate participation in the Offering of February 2004 will be _________. We will move forward and use our best efforts to register your stock as soon as circumstances permit, as well as the shares of stock underlying these additional warrants.

Please sign this letter below and return it to me in the self addressed and postage paid envelope provided. The extra copy of this letter is for your files.

PLEASE CHECK THE BOX BELOW THAT SAYS YOU AGREE WITH THE SETTLEMENT AND YOUR WARRANTS WILL BE SENT TO YOU WITHIN APPROXIMATELY TWO WEEKS.

If you have any questions about this settlement please contact either Len von Vital (SmartServ's CFO) at 610-397-0689 ext 203 or me at 610-397-0689 ext 202.

This settlement will be effective on December 15, 2004.

I would like to thank you again for your patience and support and I look forward to communicating with you in the near future as we continue to drive towards successful implementation of our business model.

Sincerely,

/s/ Robert Pons
--------------------------
    Robert Pons
    President & CEO
    SmartServ Online, Inc.


|_| I hereby agree to the settlement:
|_| do not agree to the settlement:

_______________________________ (Signature)

_______________________________ Investor Name (Printed)

_______________________________ Date


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